Exhibit 99.1

January 27, 2015

A. O. Smith achieves solid earnings growth on record 2014 sales

Milwaukee, Wis.— A. O. Smith Corporation (NYSE-AOS) today announced record sales of $2.36 billion and net earnings of $207.8 million, or $2.28 per share, for 2014 compared with $169.7 million, or $1.83 per share the previous year.

Sales for 2014 grew nine percent from the $2.15 billion achieved in 2013. Sales in China grew 18 percent to approximately $695 million for the year.

Adjusted 2014 earnings of $221.0 million or $2.43 per share increased 16 percent compared with adjusted 2013 earnings of $191.2 million or $2.06 per share.

In the fourth quarter, the company earned $53.2 million or $.59 per share on sales of $626.8 million compared with net earnings of $42.4 million or $.46 per share in the fourth quarter 2013 on sales of $558.9 million. Fourth quarter 2014 adjusted earnings were $57.5 million or $.64 per share. Adjusted earnings for the same three-month period in 2013 were $48.0 million or $.52 per share.

“Our 140th anniversary year was another record-setting year for A. O. Smith,” Ajita G. Rajendra, chairman and chief executive officer, observed. “Our U. S. water heater and boiler results benefited from the strengthening U. S. economy. Our sales in China continued to grow faster than two times that country’s GDP thanks to an improved water heater product mix and an increase in water heater and water treatment volumes, including growth of our online sales which surpassed $50 million in 2014.”

North America segment

Full-year sales for the North America segment were $1.62 billion, a seven percent increase over 2013 sales of $1.52 billion. The segment benefited from improved volumes of U. S. water heaters and boilers, which were partially offset by lower sales in Canada primarily due to a decline in the Canadian dollar of over seven percent.

Segment operating earnings in 2014 were $238.7 million compared with $211.9 million in 2013. Adjusted 2014 segment operating earnings of $253.4 million in 2014 were $15.7 million higher than adjusted 2013 segment operating earnings of $237.7 million. This growth was primarily driven by higher volumes in the U. S., which were partially offset by higher material costs and approximately $9 million in incremental planned enterprise resource planning software implementation costs. Adjusted operating margin of 15.6 percent was unchanged compared with 2013.

Fourth quarter sales for the segment of $430.7 million were $48.5 million higher than the prior year’s fourth quarter, driven by higher volumes of U. S. water heaters and commercial boilers. The company believes a portion of the incremental volume in the fourth quarter of 2014 was due to a customer pre-buy in advance of an energy efficiency regulatory standard change for the majority of U. S. residential water heaters that goes into effect in April 2015.

Fourth quarter segment operating earnings were $67.2 million compared with $51.3 million earned in the fourth quarter of the prior year. Adjusted fourth quarter segment operating earnings of $70.9 million were 21 percent higher than last year’s fourth quarter primarily driven by higher volumes in the U. S. As a result of the increase in volumes, the adjusted operating margin of 16.5 percent expanded from the 2013 fourth quarter adjusted operating margin of 15.4 percent.

Rest of World segment

Sales of this segment increased 15 percent in 2014 to $768.3 million compared with 2013 sales of $668.0 million. An 18 percent increase in China sales, driven by increased demand for water heaters and water treatment products and a higher-priced product mix, was partially offset by lower sales in India resulting from a weaker housing market and a loss of a distributor.

Operating earnings for this segment increased 21 percent in 2014 to $106.7 million compared with $88.0 million earned in 2013. The earnings increase was driven by higher sales in China. Operating margin increased to 13.9 percent in 2014 compared with 2013 operating margin of 13.2 percent. This was as a result of improved performance in China which was partially offset by larger losses in India.

Sales for the fourth quarter 2014 of $203.4 million were 10 percent higher than the same period in the previous year driven by a 15 percent increase in China sales, which was partially offset by lower sales in India. Operating earnings of $22.4 million were 10 percent higher in the fourth quarter 2014 than the same three-month period in 2013, driven by the impact from higher China sales, which was partially offset by higher advertising costs in China and a $3.0 million loss in India. Operating margin for the period was essentially the same as the fourth quarter of 2013 at 11.0 percent as a result of larger losses in India which offset margin improvement in China.

Share Repurchase and Other Items

During the fourth quarter 2014, the company repurchased 343,300 shares of common stock at a total cost of $17.2 million. For 2014, repurchases totaled approximately 2.2 million shares at a cost of $103.8 million. At its December meeting, the company’s board of directors increased the authorized shares available for repurchase by two million shares. Considering this increase, approximately 2.5 million shares remained in the existing repurchase authority at the end of 2014.

Total debt was $223.8 million as of December 31, 2014, resulting in leverage of 13.9 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the United States, totaled $541.9 million at the end of the year.

“This morning in a separate release, we announced a 27 percent increase in our quarterly dividend rate,” Rajendra continued. “With $542 million in cash and a meaningful amount of incremental borrowing capacity, we are confident we have the resources available to take advantage of global opportunities that add long-term value as well as return cash to shareholders.”

The effective tax rate associated with fourth quarter 2014 net earnings was 28.0 percent, higher than the 25.4 percent recorded the previous year. The effective tax rate associated with fourth quarter adjusted earnings was 29.0 percent, which was at the high end of the company’s previously disclosed range, and higher than the 26.6 percent experienced in the fourth quarter the previous year. The 2013 effective tax rates benefitted from several non-recurring items.

A. O. Smith has provided non-GAAP measures (adjusted earnings, adjusted earnings per share, and adjusted segment operating earnings) for 2013 and 2014 that exclude certain items as well as non-operating pension costs consisting of interest cost, expected return on plan assets, amortization of actuarial gains (losses), and curtailments. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

As disclosed previously, the majority of the company’s pension plans sunset on December 31, 2014. GAAP pension expense in 2014 was $28.6 million, of which $6.9 million was included in adjusted earnings. GAAP pension expense plus costs related to the company’s replacement for the sunset pension plan are expected to be approximately $4 million in 2015. As a result, the company does not plan to report adjusted earnings beginning with the first quarter of 2015.

Outlook for 2015

“As we enter 2015, we continue to expect strong, profitable growth in China, driven by expected continued overall market growth, market share gains, improved product mix and water treatment product growth. We expect all of these will allow us to deliver sales growth in China in 2015 at a rate of two times China’s GDP growth,” Rajendra observed.

“In the U. S., we believe an expected continued transition from non-condensing, lower efficiency boilers to condensing, higher efficiency boilers, as well as continued new product introductions, will allow Lochinvar branded sales to continue the brisk 10 percent pace of growth in 2015. This is the rate we have experienced or exceeded since our purchase of the business in 2011.”

“After a strong 2014, we believe residential and commercial water heater volumes in the U. S. will be flat or show modest growth in 2015, as we expect new construction activity to slowly improve. An energy efficiency regulatory change impacting approximately 80 percent of U. S. residential water heaters will become effective in April of this year. Our new compliant products are more expensive to manufacture, and we announced to our customers an average price increase of approximately 20 percent on these products. We expect some operating inefficiencies and one-time costs in the first half of 2015 as we implement the changeover to the new compliant residential water heater line.”

“Combining all of these factors, we expect 2015 sales to increase approximately 10 percent from 2014 and 2015 earnings to be between a range of $2.65 to $2.80 per share,” Rajendra concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain operating inefficiencies, costs and effects of pricing actions associated with the implementation of the update to the National Appliance Energy Conservation Act (NAECA III) energy efficiency standard applicable to U. S. residential water heaters; uncertain costs, savings and timeframes associated with the implementation of the new Enterprise Resource Planning system; potential weakening in the high efficiency boiler segment in the U. S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a slowdown in the growth of the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heaters and boilers, as well as a manufacturer of water treatment products.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	(unaudited)		(unaudited)
	2014	2013	2014	2013

Net sales	$626.8	$558.9	$2,356.0	$2,153.8
Cost of products sold	394.9	359.0	1,496.7	1,380.0

Gross profit	231.9	199.9	859.3	773.8

Selling, general and administrative expenses	158.3	139.2	572.1	524.5
Restructuring, impairment and settlement expenses, net	—	3.8	—	11.0
Interest expense	1.4	1.2	5.7	5.7
Other income	(1.7)	(1.0)	(5.2)	(3.8)

Earnings before provision for income taxes	73.9	56.7	286.7	236.4
Provision for income taxes	20.7	14.3	78.9	66.7

Net earnings	$53.2	$42.4	$207.8	$169.7

Diluted earnings per share of common stock	$0.59	$0.46	$2.28	$1.83

Average common shares outstanding (000’s omitted)	90,209	92,020	90,987	92,788

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	December 31, 2014	December 31, 2013
ASSETS:

Cash and cash equivalents	$319.4	$380.7
Marketable securities	222.5	105.3
Receivables	475.4	458.7
Inventories	208.3	193.4
Deferred income taxes	40.5	40.1
Other current assets	52.9	27.4

Total Current Assets	1,319.0	1,205.6

Net property, plant and equipment	427.7	391.3
Goodwill and other intangibles	737.3	758.3
Other assets	31.3	36.3

Total Assets	$2,515.3	$2,391.5

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$393.8	$387.1
Accrued payroll and benefits	70.3	61.7
Accrued liabilities	85.1	81.2
Product warranties	42.3	46.7
Long-term debt due within one year	13.7	14.2

Total Current Liabilities	605.2	590.9

Long-term debt	210.1	177.7
Pension liabilities	133.1	110.7
Other liabilities	185.6	183.5
Stockholders’ equity	1,381.3	1,328.7

Total Liabilities and Stockholders’ Equity	$2,515.3	$2,391.5

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

	Year Ended December 31,
	(unaudited)
	2014	2013
Operating Activities
Net earnings	$207.8	$169.7
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	59.8	59.7
Pension expense	28.6	27.9
Loss on disposal of assets	0.1	0.2
Net changes in operating assets and liabilities, net of acquisition:
Current assets and liabilities	(39.7)	20.5
Noncurrent assets and liabilities	8.5	4.2

Cash Provided by Operating Activities - continuing operations	265.1	282.2
Cash Used in Operating Activities - discontinued operations	(1.2)	(2.6)

Cash Provided by Operating Activities	263.9	279.6

Investing Activities
Capital expenditures	(86.1)	(97.7)
Acquisition	—	(4.0)
Investment in marketable securities	(321.9)	(132.7)
Net proceeds from sale of marketable securities	202.0	226.2

Cash Used in Investing Activities	(206.0)	(8.2)

Financing Activities
Long-term debt incurred (retired)	34.2	(51.5)
Common stock repurchases	(103.8)	(73.7)
Net proceeds from stock option activity	4.8	10.2
Dividends paid	(54.4)	(42.6)

Cash Used in Financing Activities	(119.2)	(157.6)

Net (decrease) increase in cash and cash equivalents	(61.3)	113.8
Cash and cash equivalents - beginning of period	380.7	266.9

Cash and Cash Equivalents - End of Period	$319.4	$380.7

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	(unaudited)		(unaudited)
	2014	2013	2014	2013
Net sales
North America	$430.7	$382.2	$1,621.7	$1,520.0
Rest of World	203.4	185.0	768.3	668.0
Inter-segment sales	(7.3)	(8.3)	(34.0)	(34.2)

	$626.8	$558.9	$2,356.0	$2,153.8

Earnings
North America (1) (3) (4)	$67.2	$51.3	$238.7	$211.9
Rest of World	22.4	20.4	106.7	88.0
Inter-segment earnings elimination	(0.1)	0.1	(0.1)	—

	89.5	71.8	345.3	299.9

Corporate expense (2)	(14.2)	(13.9)	(52.9)	(57.8)
Interest expense	(1.4)	(1.2)	(5.7)	(5.7)

Earnings before income taxes	73.9	56.7	286.7	236.4

Tax provision	20.7	14.3	78.9	66.7

Net earnings	$53.2	$42.4	$207.8	$169.7

(1) includes non-operating pension costs of:	$(3.7)	$(3.7)	$(14.7)	$(14.8)

(2) includes non-operating pension costs of:	(3.3)	(1.2)	(7.0)	(4.9)

(3) includes restructuring and impairment expenses of:	—	(3.8)	—	(22.0)

(4) includes settlement income of:	—	—	—	11.0

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted earnings per share (EPS) to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net Earnings (GAAP)	$53.2	$42.4	$207.8	$169.7
Non-operating pension costs, before tax	7.0	4.9	21.7	19.7
Tax effect of non-operating pension costs	(2.7)	(2.0)	(8.5)	(7.8)
Restructuring and impairment expenses, before tax	—	3.8	—	22.0
Tax effect of restructuring and impairment expenses	—	(1.1)	—	(5.6)
Settlement income, before tax	—	—	—	(11.0)
Tax effect of settlement income	—	—	—	4.2

Adjusted Earnings	$57.5	$48.0	$221.0	$191.2

Diluted EPS (GAAP)	$0.59	$0.46	$2.28	$1.83
Non-operating pension costs per diluted share, before tax	0.08	0.05	0.24	0.21
Tax effect of non-operating pension costs per diluted share	(0.03)	(0.02)	(0.09)	(0.08)
Restructuring and impairment expenses per diluted share, before tax	—	0.04	—	0.23
Tax effect of restructuring and impairment expenses per diluted share	—	(0.01)	—	(0.06)
Settlement income per diluted share, before tax	—	—	—	(0.12)
Tax effect of settlement income per diluted share	—	—	—	0.05

Adjusted EPS	$0.64	$0.52	$2.43	$2.06

A. O. SMITH CORPORATION

Adjusted Segment Operating Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment operating earnings to adjusted segment operating earnings (non-GAAP):

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Segment Operating Earnings (GAAP)
North America	$67.2	$51.3	$238.7	$211.9
Rest of World	22.4	20.4	106.7	88.0
Inter-segment earnings elimination	(0.1)	0.1	(0.1)	—

Total Segment Operating Earnings (GAAP)	$89.5	$71.8	$345.3	$299.9

Adjustments:
North America	$3.7	$7.5	$14.7	$25.8
Rest of World	—	—	—	—

Total Adjustments	$3.7	$7.5	$14.7	$25.8

Adjusted Segment Operating Earnings
North America	$70.9	$58.8	$253.4	$237.7
Rest of World	22.4	20.4	106.7	88.0
Inter-segment earnings elimination	(0.1)	0.1	(0.1)	—

Total Adjusted Segment Operating Earnings	$93.2	$79.3	$360.0	$325.7

Additional Information:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Adjustments: North America Segment
Non-operating pension costs	$3.7	$3.7	$14.7	$14.8
Restructuring and impairment expenses	—	3.8	—	22.0
Settlement income	—	—	—	(11.0)

Total North America Segment Adjustments	$3.7	$7.5	$14.7	$25.8

A. O. SMITH CORPORATION

2015 EPS Guidance and Adjusted 2014 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2015
	Guidance	2014

Diluted EPS (GAAP)	$2.65 - 2.80	$2.28

Non-operating pension costs per diluted share		0.15

Adjusted EPS		$2.43

Note: A. O. Smith Corporation will not report adjusted EPS for 2015.